UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

(Name of Registrant as Specified in Its Charter)

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1000 Urban Center Drive

Suite 501

Birmingham, Alabama 35242

April 23, 2014

Dear Fellow Stockholder,

I am honored to have you as one of our stockholders and hope that you will attend our 2014 annual stockholders meeting, to be held on May 15, 2014. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, it is important that your shares are represented; therefore, please be sure to sign, date, and mail your proxy in the provided envelope, or vote your proxy by phone or internet as instructed, at your earliest convenience.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President and CEO

NOTICE OF

2014 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2014

To Our Stockholders:

The 2014 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Company”) will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 15, 2014, beginning at 10:30 a.m. Central Time, for the following purposes:

1.	To elect the seven director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To hold an advisory vote on executive officer compensation; and

4.	To transact any other business that properly comes before the meeting.

Attached you will find a notice of meeting and Proxy Statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2013 Form 10-K, and our 2013 Annual Report to Stockholders. Only stockholders of record at the close of business on March 21, 2014, are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Birmingham, Alabama.

By Order of the Board of Directors,

Emmett E. McLean
Executive Vice President, Chief Operating Officer,
Treasurer and Secretary

April 23, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting To Be Held on May 15, 2014

This Proxy Statement, the form of Proxy Card, our 2013 Annual Report to Stockholders and our 2013 Form 10-K are available at www.medicalpropertiestrust.com

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2014

THIS PROXY STATEMENT, THE FORM OF PROXY CARD, OUR 2013 ANNUAL REPORT TO STOCKHOLDERS AND

OUR 2013 FORM 10-K ARE AVAILABLE AT WWW.MEDICALPROPERTIESTRUST.COM

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Medical Properties Trust, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the 2014 Annual Meeting of Stockholders to be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 15, 2014, beginning at 10:30 a.m. Central Time, and at any adjournment thereof.

At the meeting, stockholders will be asked to vote on the following proposals:

1.	To elect the seven director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To hold an advisory vote on executive officer compensation; and

4.	To transact any other business that properly comes before the meeting.

As of the date of this Proxy Statement, the Board of Directors knows of no such other business to be presented. When you submit your proxy by executing and returning the enclosed proxy card, or by voting by telephone or internet, you will authorize the persons named in the enclosed proxy to represent you and vote your shares of common stock on these proposals as specified by you. If no such specification is made, shares represented by your properly executed proxy will be voted:

—	FOR the election of each of the seven director nominees;

—	FOR Proposal 2; and

—	FOR Proposal 3.

The proxy holders will also have discretionary authority to vote your shares on any other business that properly comes before the meeting.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 23, 2014.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.	To elect the seven director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To hold an advisory vote on executive officer compensation; and

4.	To transact any other business that properly comes before the meeting.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 21, 2014. Only stockholders of record at the close of business on March 21, 2014, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 21, 2014, there were 171,085,648 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote on executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 85,542,825 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

How do I vote my shares?

Voting by telephone or Internet. If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, meaning you hold your shares in your own name, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

How does the Board of Directors recommend that I vote on the proposals?

Your Board of Directors recommends that you vote:

1.	FOR the election of the seven nominees to the Board of Directors;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

3.	FOR the approval of the compensation of our executive officers as disclosed in this Proxy Statement.

What happens if I do not specify on my proxy how my shares are to be voted?

If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board of Directors recommends on each proposal.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

The seven director nominees will be elected to serve on the Board of Directors if they receive a plurality of the votes of the shares cast in person or represented by proxy at the meeting. This means that the seven director nominees will be elected if they receive more votes than any other person receiving votes. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2 and 3.

How will abstentions and broker non-votes be treated?

You do not have the option of abstaining from voting on Proposal 1. Broker non-votes will not affect the election of a nominee who receives a plurality of votes. With respect to Proposals 2 and 3, an abstention will have the effect of a vote against the proposal. Broker non-votes as to each of these proposals will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

How will proxies be solicited?

We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will pay the cost of this solicitation. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue New York, NY 10016 as a solicitor at an initial anticipated cost of $7,500.

How can I obtain additional copies of the proxy materials?

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 or visit our website at www.medicalpropertiestrust.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Our Bylaws provide for the election of directors at each annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the seven nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Edward K. Aldag, Jr. Mr. Aldag, age 50, is our founder and has served as our Chief Executive Officer and President since August 2003 and as Chairman of our Board of Directors since March 2004. Mr. Aldag served as Vice Chairman of our Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and a member of the board of directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the board of directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance. The Board believes that Mr. Aldag’s position as the founder of our Company and his extensive experience in the healthcare and REIT industry make him highly qualified to serve as Chairman of our Board of Directors.

G. Steven Dawson. Mr. Dawson, age 56, has served as a member of our Board of Directors and as Chairman of our Audit Committee since April 2004. Since December 2012, Mr. Dawson has served as President, CEO and Trustee for American Manufactured Communities REIT, a privately-held real estate investment trust based in Chicago, Illinois that owns and operates manufactured housing communities. From July 1990 to September 2003, he was Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (and its predecessors), a real estate investment trust specializing in apartment communities based in Houston, Texas. Mr. Dawson serves on the board of directors and as nominating and corporate governance committee chairman for Institutional Financial Markets, Inc., an investment firm specializing in credit-related fixed income investments. Mr. Dawson also serves on the board of directors, as audit committee chairman and on the compensation committee of American Campus Communities, a developer, owner and manager of student housing communities. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman at other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Audit Committee.

R. Steven Hamner. Mr. Hamner, age 57, is one of our founders and has served as our Executive Vice President and Chief Financial Officer since September 2003 and as a member of our Board of Directors since February 2005. In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State

University. The Board believes that Mr. Hamner’s position as a co-founder of our Company and his extensive experience in the real estate and healthcare industries and in the corporate finance sector make him highly qualified to serve as a member of our Board of Directors.

Robert E. Holmes, Ph.D. Dr. Holmes, age 72, has served as a member of our Board of Directors since April 2004. Dr. Holmes, our lead independent director, retired in 2009 as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International — the Association to Advance Collegiate Schools of Business, and serves on the boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Dr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and a Ph.D. with an emphasis on management strategy from the University of Arkansas. The Board believes that Dr. Holmes’ position as a well-respected leader in the business community and his deep understanding of the corporate and economic challenges faced by public companies today make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Ethics, Nominating and Corporate Governance Committee.

Sherry A. Kellett. Ms. Kellett, age 69, has served as a member of our Board of Directors since February 2007. Ms. Kellett is a certified public accountant and served as Senior Executive Vice President and Corporate Controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett served as Corporate Controller of Southern National Corporation from 1991 until 1995, when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. She is currently a member of the board of directors and chair of the audit committee of Highwoods Properties, Inc., a self-administered REIT based in Raleigh, North Carolina. Ms. Kellett also serves on the board of directors, as chair of the audit committee and on the compensation committee and the compliance committee of MidCountry Financial Corp., a privately-held financial institution based in Macon, Georgia. Ms. Kellett has also served on the boards of the North Carolina School of the Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club, and the N.C. Center for Character Education. The Board believes that Ms. Kellett’s experience as a board member and audit committee member at other public companies, along with her extensive experience in corporate finance and the financial sector generally, make her a valued advisor and highly qualified to serve as a member of our Board of Directors.

William G. McKenzie. Mr. McKenzie, age 55, is one of our founders and has served as a director since our formation. From September 2003 to January 2012, Mr. McKenzie served as the Vice Chairman of our Board of Directors, and he served as the Executive Chairman of our Board of Directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as President, Chief Executive Officer, and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with Gilliard Health Services, Inc. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy University. He has served in numerous capacities with the Alabama Hospital Association. The Board believes that Mr. McKenzie’s position as a co-founder of our Company and his extensive experience in the healthcare industry make him a valued advisor and highly qualified to serve as a member of our Board of Directors.

L. Glenn Orr, Jr. Mr. Orr, age 73, has served as a member of our Board of Directors since February 2005. Mr. Orr is Chairman of Orr Holdings, LLC, previously The Orr Group, which has provided financial consulting services for middle-market companies since 1995. Prior to that, he was Chairman of the Board of Directors, President and Chief Executive Officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. Mr. Orr is a member of the Board of Directors, chairman of the governance/compensation committee, and a member of the executive committee of Highwoods Properties, Inc. He is also a member of the Board of Directors of Broyhill Management Fund, Inc. and General Parts, Inc., where he also serves on the compensation committee. Mr. Orr previously served as President and Chief Executive Officer of Forsyth Bank and Trust Co., President of Community Bank in Greenville, South Carolina, and President of the North Carolina Bankers Association. He is a member, and the former Chairman, of the Board of Trustees of Wake Forest University. The Board believes that Mr. Orr’s substantial experience as an executive and board member at other public companies, along with his strong skills in corporate finance, strategic planning, public company oversight and executive compensation make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Compensation Committee.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE SEVEN NOMINEES LISTED ABOVE FOR DIRECTOR.

CERTAIN INFORMATION REGARDING

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of seven members. Our current directors are Edward K. Aldag, Jr., G. Steven Dawson, R. Steven Hamner, Robert E. Holmes, Ph.D., Sherry A. Kellett, William G. McKenzie, and L. Glenn Orr, Jr. Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. Our articles of incorporation provide that, without the approval of our stockholders, we may not elect to be governed by the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote.

It is the policy of the Board of Directors and a requirement of the listing standards of the New York Stock Exchange (the NYSE”), that a majority of the directors be independent as defined by the NYSE. As part of the qualification for director independence, in addition to other specified criteria, the NYSE listing standards require our Board of Directors to affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that four directors — G. Steven Dawson, Robert R. Homes, Ph.D., Sherry A. Kellett, and L. Glenn Orr, Jr. — have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.

Under our articles of incorporation and bylaws, the Board of Directors has discretion to determine whether the roles of Chief Executive Officer and the Chairman of the Board are to be separate or combined. Mr. Aldag has served as our Chief Executive Officer and Chairman of the Board since 2004, and the Board has determined that having Mr. Aldag continue to serve in this combined role is the most effective leadership structure for our Company. Mr. Aldag’s detailed knowledge of the issues, opportunities and challenges facing us make him the best person to direct the agenda and discussion at meetings of our Board of Directors, and to ensure that the Board’s time and attention are focused on the most critical matters. We further believe that Mr. Aldag’s combined role provides strong leadership and enhances our ability to communicate on a consistent basis to the investing community.

Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating, and Governance Committee exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board of Directors also oversees risk by means of the required approval by our Board of significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital expenditures and important employment-related decisions.

The Board of Directors holds regular meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met five times in 2013. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Ethics, Nominating, and Corporate Governance Committee, and the Investment Committee. The Audit Committee met five times in 2013; the Ethics, Nominating, and Corporate Governance Committee met one time; the Compensation Committee met three times; and the Investment Committee met at each meeting of the Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served in 2013.

The Board of Directors regularly meets in executive session without any non-independent directors present. Dr. Holmes has been designated as the lead independent director and in that capacity presides at these executive sessions. Dr. Holmes may be contacted directly by stockholders at rholmes@medicalpropertiestrust.com. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company attended the 2013 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing committees.

The Audit Committee is comprised of three independent directors: Messrs. Dawson and Orr and Ms. Kellett. Mr. Dawson serves as chairman. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that each member of the Audit Committee qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Ms. Kellett and Mr. Dawson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee begins on page 11 of this Proxy Statement.

The Compensation Committee is comprised of three independent directors: Dr. Holmes, Ms. Kellett and Mr. Orr. Mr. Orr serves as chairman of the Compensation Committee. Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board of Directors regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and establishes the Chief Executive Officer’s compensation levels. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 26 of this Proxy Statement.

In 2013, the Compensation Committee continued its engagement of FTI Consulting, Inc., or FTI, a nationally recognized compensation consultant specializing in the real estate industry. FTI assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by FTI when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of FTI’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

The Ethics, Nominating, and Corporate Governance Committee is comprised of three independent directors: Dr. Holmes, Ms. Kellett and Mr. Orr. Dr. Holmes serves as chairman of the Committee. The Ethics, Nominating, and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board of Directors; recommending the composition of the Board’s committees to the full Board of Directors; periodically reviewing the performance and effectiveness of the Board of Directors as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating, and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided in and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating, and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating, and Corporate Governance Committee: (i) directors should possess the highest personal and professional ethics, integrity, and values; (ii) directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business; (iii) directors should be committed to representing the long-term interests of our stockholders; (iv) directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and (v) directors should not serve on more than three boards of public companies in addition to our Board of Directors.

The Ethics, Nominating, and Corporate Governance Committee recommended the nomination of all seven of the incumbent directors for re-election to the Board of Directors. The entire Board of Directors approved such recommendation.

The Investment Committee is comprised of all of our current directors. Mr. Aldag serves as chairman of the committee. The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, developments, and leasing of healthcare facilities in which our aggregate investment will exceed $10 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board of Directors, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance, Audit, and Compensation Committees, and our Code of Ethics and Business Conduct. All of these documents are also available on our website at www.medicalpropertiestrust.com.

INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2014. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2013.

Representatives of PwC are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all audit and audit-related services provided to us by PwC during the 2013 and 2012 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

Fees	2013	2012
Audit Fees	$779,500	$558,749
Audit-Related Fees	—	315,000
Tax Fees	271,327	—
All Other Fees	—	—

Total	$1,050,827	$873,749

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website. The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013 were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 16, as amended (“AS No. 16”) as adopted by the PCAOB. AS No. 16 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2013 be included in the Company’s 2013 Annual Report on Form 10-K for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)
Sherry A. Kellett
L. Glenn Orr, Jr.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2014. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year ended December 31, 2013.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for our executive compensation policies and practices as described in the “Compensation Discussion and Analysis,” or CD&A, and the accompanying tables and related disclosures beginning on page 14 of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers, as defined herein, and the policies and practices described in this Proxy Statement.

Under SEC rules, your vote is advisory and will not be binding on the Compensation Committee or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities and commitment of our executive officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board of Directors encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION:

“Resolved, that the stockholders advise that they APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about the beneficial ownership of our common stock as of March 21, 2014, unless otherwise indicated, by each director of the Company, each named executive officer, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner*	Number of Shares Beneficially Owned		Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
Edward K. Aldag, Jr.	1,257,848	(2)	**
Emmett E. McLean	588,035	(3)	**
R. Steven Hamner	799,003	(4)	**
William G. McKenzie	129,016	(5)	**
G. Steven Dawson	104,046	(6)	**
Robert E. Holmes, Ph.D.	98,274	(7)	**
Sherry A. Kellett	67,174	(7)	**
L. Glenn Orr, Jr.	110,112	(7)	**
All directors and executive officers as a group (8 persons)	3,153,508	(8)	1.84%
Other Stockholders:
The Vanguard Group, Inc.	21,057,753	(9)	12.28%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc.	17,471,159	(10)	10.19%
40 East 52nd Street New York, NY 10022

*	Unless otherwise indicated, the address is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

**	Less than 1% of the outstanding shares of common stock.

(1)	Based on 171,422,790 shares of common stock outstanding as of March 21, 2014. Includes 20,000 vested common stock options and 292,142 vested operating partnership units (convertible into an equal number of shares of common stock). Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 21, 2014 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 403,052 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 154,848 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 202,928 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)	Includes 15,015 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Shares totaling 54,001 are held in an account with margin privileges.

(6)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options and 15,015 shares of unvested restricted common stock. Also includes 45,060 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary, and 23,971 shares owned by Regents Gate Associates, LLC, a limited liability company jointly owned by Mr. Dawson’s wife and Corriente Private Trust. Mr. Dawson has voting and investment control with respect to the shares held by Corriente Private Trust and Regents Gate Associates.

(7)	Includes 15,015 shares of unvested restricted common stock, which the named director has no right to sell or pledge. In addition, shares held by Mr. Orr include 700 shares held in a trust account and in accounts for his wife and daughter.

(8)	See notes (1)-(7) above.

(9)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 6, 2014 with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 441,771 shares, sole dispositive power with respect to 20,686,282 shares and shared dispositive power with respect to 371,471 shares. The Schedule 13G/A also indicates that Vanguard Fiduciary Trust Company and Vanguard Investments Australia Ltd, wholly-owned subsidiaries of The Vanguard Group, Inc., is the beneficial owner and directs the voting of 232,161 and 348,920 shares, respectively.

(10)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 8, 2014 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power and sole dispositive power over 16,939,806 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities, or, collectively, the reporting persons, file with the SEC and the NYSE initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us, we believe that all of the reporting persons timely filed all of the applicable SEC reports required for 2013.

EXECUTIVE OFFICERS

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1 — Election of Directors” above.

Emmett E. McLean. Mr. McLean, age 58, is one of our founders and has served as our Executive Vice President, Chief Operating Officer and Treasurer since September 2003. Mr. McLean has served as our Secretary since June 2010, and served as our Assistant Secretary from April 2004 to June 2010. In August and September 2003, Mr. McLean also served as our Chief Financial Officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September 2003, Mr. McLean served as Executive Vice President, Chief Financial Officer and Treasurer and as a director of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including chief financial officer at one of the companies. Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now SunTrust Banks). Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis describes our executive compensation programs for our named executive officers (the “NEOs”) and describes how and why the Compensation Committee made its 2013 compensation decisions. Our NEOs for 2013 are:

—	Edward K. Aldag, Jr. — Chairman of the Board, Chief Executive Officer and President;

—	R. Steven Hamner — Executive Vice President and Chief Financial Officer; and

—	Emmett E. McLean — Executive Vice President, Chief Operating Officer, Treasurer and Secretary.

Executive Summary

We are a self-advised Real-Estate Investment Trust (REIT) formed to capitalize on the changing trends in healthcare delivery by acquiring and developing long-term net leased healthcare facilities. These facilities include general acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals and other facilities where physicians treat patients, such as emergency hospitals and free-standing emergency rooms. Healthcare is the largest segment of the United States GDP and is projected to rise to 20 percent of U.S. GDP by 2017, and we are the only healthcare REIT focused exclusively on hospitals. We assist our clients by providing low cost capital for expansion and other investment in new technologies and efficiencies.

Our executive officers are uniquely experienced in hospital real estate operations and finance. Because of this specialized experience, since becoming a public company on July 7, 2005 we have completed more hospital sale leaseback transactions than any other REIT. Edward K. Aldag, Jr. has served as our Chairman, President, and Chief Executive Officer since our inception in August 2003. Since the July 7, 2005 IPO, Mr. Aldag has overseen our enterprise value growth from $500 million to $3.4 billion through December 31, 2013, an increase of 680%. Mr. Aldag brings extensive experience and a vision in healthcare real estate and corporate finance to our Company which is critical to the successful operation of our highly specialized business. Under our CEO’s leadership, in the eight and one-half years since our IPO, we have increased our funds from operation (“FFO”) by 25% CAGR per year and have provided a 137% total return to our shareholders (“TRS”).

Critical to our success is the high level, highly skilled and expert management team developed under Mr. Aldag’s leadership. Our executive management team, which has been in-place since 2003, is comprised of highly talented professionals with extensive real estate, finance, and healthcare experience. The results achieved by our management team are proof of this and our team has positioned the Company for both short-term and long-term success as we are currently in a strong financial position intended for development and growth.

We believe that the experience, abilities and commitment of our NEOs provide the Company with a unique skill set in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. We are the largest owner of hospital real estate investments in the country and the only publicly traded REIT that focuses solely on such investments. Accordingly, the primary objectives of our executive compensation program are to attract and retain the best executive talent for this highly specialized business and to align the interests of our executive officers with those of our stockholders. The Compensation Committee has adopted a compensation program designed to link financial and strategic results to executive compensation, reward favorable stockholder returns and enhance our competitive position within our segment of the healthcare industry. The majority of each executive’s compensation is tied directly to the achievement of pre-established corporate and individual goals or is contingent upon the achievement of future performance, which we believe helps to ensure that the financial interests of our NEOs are aligned with those of our stockholders.

The following summary describes the major considerations that influenced the Compensation Committee’s decisions about our NEOs 2013 compensation.

2013 Business Highlights

The Compensation Committee believes that a compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our NEOs is one of the key drivers of our long-term financial success. In 2013, the Compensation Committee took into account a number of strategic, operational and financial achievements in setting compensation, including the following:

Management of Balance Sheet — In a year throughout which equity and debt markets were highly volatile due to changing signals from the Federal Reserve, we structured a balance sheet that maintained prudent leverage levels, provided long-term predictability about our future cost of capital and assured us that we have the resources for continued investments in high-yielding hospital real estate. To achieve these goals we completed the following transactions:

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Issuance of Equity. In anticipation of near-term acquisition opportunities, we completed a $172.9 million common stock offering in February. In August, after executing agreements for almost $300 million in highly attractive acquisitions, we raised an additional $140.4 million through a second common stock offering.

—

Long-term, Fixed Rate Debt. The very strong equity base that we built through our equity offerings allowed us to prudently add approximately $420 million in unsecured fixed rate debt with a weighted average coupon of less than 6.0%. The equivalent of approximately $270 million of this was issued in Euros, which opened a new source of capital to us and effectively eliminated currency risk in our €184 million ($244 million) acquisition of 11 German healthcare facilities.

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Dividend. Since the global economy began to recover from the credit crisis in 2010, we have raised approximately $2.3 billion in equity and debt capital. In the early stages we consciously elected to take the temporary dilution by raising capital prior to identifying specific acquisitions for such capital and accordingly, and as we expected, our dividend payout ratio exceeded our long-term normalized target. As of the end of 2013 we have increased our FFO per share such that our expected dividend payout ratio was well within our target allowing us to increase our dividend by 5%.

—	Acquisitions. We invested more than $700 million in high quality asset acquisitions in 2013, which increased the Company’s total assets by more than 30% - that followed acquisitions which totaled approximately $800 million in 2012. The acquisitions and the development properties completed in 2013 are expected to generate approximately $68 million in additional revenue and are expected to meaningfully increase normalized FFO on a per share basis.

Earnings Performance — We increased our normalized FFO per share by 7% in 2013, demonstrating that the Company is not only growing rapidly but accretively as well. Very importantly, the careful structuring of our balance sheet and the multiple sources and types of capital that we have created access to should allow us to continue making immediately accretive acquisitions during 2014 and beyond

Management of Portfolio — The Company continues to operate a successful portfolio, positioning itself for sustained growth. Specifically, MPT has increased the strength of its portfolio through the following:

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International Expansion. We successfully expanded our asset base outside of the United States with the acquisition of 11 rehabilitation facilities in Germany, positioning the Company to leverage the experience and knowledge of its management team for additional value creation opportunities in select countries with strong economic and political environments. The primary benefit of this transaction, in addition to extremely attractive lease terms from a highly experienced and successful operator, is further portfolio diversification. This diversification value results not only from entering a new geography similar to us entering a new location in the U.S., but also reducing our previous 100% exposure to the U.S. healthcare system.

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Developments. We entered into an agreement with First Choice ER, LLC to develop up to 25 freestanding emergency room facilities for a maximum aggregate funding of $100 million, with construction for four of these facilities beginning in 2013. The innovative First Choice model of providing hospital quality and acuity to emergency treatment in specialized retail-like facilities demonstrates our managements’ ability to identify and be first to exploit evolving methods in healthcare.

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Reduction in Exposure to Largest Operators. We successfully lowered our exposure to our largest operator, which is now down to 22% of gross assets. Additionally no single property accounts for more than 3.5% of MPT’s aggregate portfolio.

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Execution of Ernest Health Business Plan. MPT has opened or has under construction at least 5 new hospitals, for which MPT receives attractive and well covered rent as well as 80% of operating earnings. These additions represent more than 30% growth in the 2 years since our Ernest acquisition.

Total Return to Shareholders

Comparative TRS for periods ended December 31, 2013:

	One- Year TRS	Three- Year TRS	Five- Year TRS	Since IPO (7/7/05) TRS
SNL US REIT Equity Index	3.72%	35.11%	124.41%	67.72%
MSCI US REIT Index	2.47%	31.17%	116.73%	57.03%
Russell 3000	33.55%	57.07%	135.71%	89.35%
S&P 500	32.39%	56.82%	128.19%	84.66%
SNL Healthcare REIT Index	-6.28%	28.83%	96.34%	144.52%
Medical Properties Trust Executive Compensation Peer Group Median	5.92%	38.90%	115.14%	39.33%
Medical Properties Trust, Inc.	8.39%	39.78%	193.28%	137.01%

Source: SNL Financial, LC

2013 Executive Compensation Highlights

We believe that our current executive compensation program represents a balanced approach to compensation that is designed to align the interests of our NEOs and the Company’s long-term strategic direction with stockholders and includes the following key features:

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Utilization of a Balanced Compensation Program — Compensation of our NEOs is comprised of four primary components: base salary, annual cash bonus (annual non-equity incentive program), annual grants of restricted stock (including both time- and performance-based awards), and the Long-Term Incentive Performance Plan, which rewards executives only for superior TRS performance on both an absolute and relative basis. Only the base salary component, the smallest of all four, is not subject to performance criteria. Each of the four primary components of executive compensation is discussed in further detail in Components of Executive Compensation below.

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Emphasis on a Pay-for-Performance Structure — It is our underlying philosophy that pay be tied directly to performance. The majority of the Company’s executive compensation is earned by our NEOs based solely on the achievement of financial and operational performance goals, with approximately 89% of our Chief Executive Officer’s 2013 total compensation being performance-based and approximately 84% and 86% of our Chief Operating Officer’s and Chief Financial Officer’s total compensation being performance-based, respectively. The substantial allocation of 2013 compensation being performance-based reflects our philosophy of maintaining a strong relationship between pay and performance. For 2013, the allocation of our NEOs compensation was as follows:

2013 Pay Mix

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Majority of Long-Term Incentive Awards Are “At-Risk” — Beginning in 2011, the Compensation Committee began implementing an annual Long-Term Incentive Performance Plan, which rewards our NEOs only if pre-established superior absolute and relative TRS goals over a three-year period are achieved (discussed in more detail under Components of Compensation). In addition, since 2010, one-half of the annual grants of restricted stock vest only if we achieve a pre-determined TRS over the vesting period. In 2013, our Compensation Committee awarded annual grants of restricted stock that require us to achieve a TRS of at least 8.5% in order for our NEOs to realize one-half of such grants.

For 2013, the allocation of time-based restricted stock, which was granted based on past performance, and future performance-based restricted stock, which is still at-risk based on future TRS performance for our NEOs (using amounts from the Summary Compensation Table below) was as follows:

Name	Past Performance Awards	At-Risk Awards
Edward K. Aldag, Jr.	37%	63%
Emmett E. McLean	31%	69%
R. Steven Hamner	34%	66%

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Commitment to Pay-for-Performance — The Company’s commitment to pay-for-performance is illustrated in the total compensation paid to our Chief Executive Officer per the Summary Compensation Table below. The graph below illustrates total compensation for Mr. Aldag since 2009 and the TRS on a $100 investment in the Company made on January 1, 2009. As a result of the majority of Mr. Aldag’s compensation being performance-based and tied to the Company’s stock price performance, our compensation has aligned with our TRS performance over the long-term period.

2009 - 2013 Pay-for-Performance

The graph above illustrates a very close long-term correlation between Mr. Aldag’s total compensation and the Company’s performance over the past five years. Further, it has become the practice among stockholder advisory firms to quantify the relationship between (a) the rate of change of the Company’s TRS versus (b) the rate of change of the Chief Executive Officer’s pay, or more simply to quantify the measure of long-term directional alignment. Based upon the data in the above graph, the long-term directional alignment between TRS and Chief Executive Officer pay for the Company is +1.0, meaning that Mr. Aldag’s compensation increased at a lower rate than TRS over the historical five-year period, which clearly illustrates the Company’s commitment to pay-for-performance.

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Maintain Corporate Governance Policies that Promote Our Pay-for-Performance Philosophy — We maintain equity ownership guidelines for key executive officers, including a multiple of six times current base salary for the Chief Executive Officer, as well as an internal policy that prohibits all employees, including directors and executive officers, from engaging in any transaction that allows them to gain from declines in the Company’s securities (an “anti-hedging” policy). We have also implemented a new corporate governance-related compensation policy for the recoupment of incentive-based compensation (a “clawback” policy). In addition, unlike a current majority of publicly-traded REITs incorporated in Maryland, our articles of incorporation provide that, without the prior approval of our stockholders, we may not elect to be governed by the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote. This provision of our articles further demonstrates our commitment to alignment of the interests of our stockholders with compensation opportunities for our NEOs.

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Ensure that Appropriate Consideration is Given to Compensation-Related Risk — The Compensation Committee also evaluates our executive compensation programs to ensure that appropriate consideration is given to compensation risks including (i) compensation methods that may incentivize our executives to make decisions that, while creating apparent short term financial and operating success, may in the longer term result in future losses and other value depreciation; and (ii) compensation that is not competitive in the market, and does not adequately reward our executive officers for their specialized knowledge, expertise and historical achievements that may impact our ability to retain executives with such knowledge and expertise and adversely affect our growth, profitability and long term value.

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Limited Post-Retirement Benefits — We believe that the total compensation paid to our NEOs is presently set at a level that accommodates prudent personal planning for certain post-retirement costs, including the costs of healthcare. Accordingly, with very limited exceptions related to the period of time after employment that we will pay for certain insurance coverage, we do not presently have any programs that provide post-retirement benefits or compensation.

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Limited Perquisites — We provide to our NEOs certain other compensation that we believe is customary and is minor in relation to total compensation (and represents less than 2% of each NEOs total compensation). This includes the employer match to a portion of the executive’s 401(k) contribution (our only retirement program and a perquisite available to all of our employees), reimbursement of certain limited amounts of disability and life insurance premiums, automobile allowances and certain limited professional fees. These are each described and quantified in the Summary Compensation Table below.

Stockholder advisory vote on compensation

At our May 2013 annual meeting, we held a non-binding stockholder vote to approve the executive compensation of our NEOs. Approximately 65% of votes cast were in favor of the proposal. Despite the fact that the support of our stockholders for the 2013 say-on-pay vote proposal indicates that our stockholders are generally supportive of our approach to executive compensation, we took the proactive initiative to engage our stockholders prior to this year’s proxy statement in order to better understand the thoughts of our stockholders regarding our executive compensation program.

Compensation Review Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

—	reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash incentive plan;

—	evaluating the performance of our executive officers in light of these goals and objectives;

—	evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer; and

—	approving any changes to our executives’ total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs.

In order to assist the Compensation Committee to design, establish and monitor our executive compensation plans, the Committee has engaged an executive compensation consultant, as described below.

Role of the Chief Executive Officer and Chief Financial Officer

Within the framework of the compensation programs approved by the Compensation Committee, our Chief Executive Officer and Chief Financial Officer discuss with the executive compensation consultant their assessment of the Company’s overall performance, each executive officer’s individual performance and employee retention considerations. Additionally, our Chief Executive Officer and Chief Financial Officer provide recommended corporate goals for the annual cash incentive plan based on the Company’s strategic, financial and operational plans, as well as analyst and market expectations. However, the Compensation Committee, in its sole discretion, makes the final determination of all executive officer compensation.

Role of the Compensation Consultant

The Compensation Committee has retained FTI Consulting, Inc., a nationally recognized compensation consulting firm specializing in the real estate industry (the “Compensation Consultant” or “FTI”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of FTI attends meetings of the Compensation Committee and communicates with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance matters. The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. Historically, on an annual basis since 2007, FTI has been engaged by management to perform a variety of tax structuring and compliance services unrelated to executive compensation. FTI reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the request of the Compensation Committee. The Compensation Committee has determined that FTI advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps that FTI takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes the following factors into consideration:

—	The Compensation Committee directly hired and has the authority to terminate FTI engagement for executive compensation related services.

—	The Compensation Committee solely determined the terms and conditions of FTI’s engagement for compensation related services, including the fees charged.

—	FTI is engaged by and reports directly to the Compensation Committee for all executive compensation services.

—	FTI has direct access to members of the Compensation Committee during and between meetings.

During 2013, we paid FTI $87,595 in consulting fees directly related to executive, Board and other compensation-related services performed for the Compensation Committee. During the same period, we paid FTI $261,233 for its tax structuring and compliance consulting services unrelated to executive, Board and compensation matters.

To provide further assurance that MPT’s executive compensation program meets the goals described herein, in 2013 the Compensation Committee engaged a separate leading national compensation consultant (with whom we have conducted no other business) to review the Company’s executive compensation program. As part of this review, the consultant assessed the Company’s current executive compensation program and compared it to the compensation objectives and leading industry practices. The findings provided the Compensation Committee with fresh insights and perspectives on leading practices in executive compensation and assessed the alignment of the Company’s program to its strategic objectives.

Peer Group Analysis

Comparison of our NEOs compensation to that of companies whose NEOs require specialized skills and experiences similar to ours is a key component of our compensation process. Selecting an appropriate peer group for such comparisons involves identifying companies that have similar investment strategies, investment and operating risks, size and growth expectations, and ownership and management structure. Because of our unique focus on licensed hospitals, few, if any, peer companies will be comparable across all of these characteristics.

To maximize the common characteristics of the peer group as a whole, MPT’s executive compensation peer group has been designed to include the following companies (i) REITs that primarily invest in healthcare property assets, (ii) specialty REITs that require management to have a skill set not only in real estate but also an underlying knowledge of the operations of its tenants, (iii) hospital companies that are comparable to MPT in terms of the knowledge and skills necessary by the executive team members to effectively manage the company and its facilities, and (iv) net lease REITs who enter into long-term leases with operators similar to MPT’s business model.

The peer group, which is closely scrutinized each year, was adjusted in 2013 to account for the removal of the following companies: (i) Colonial Properties, Inc. as a result of being acquired by Mid-America Apartment Communities, Inc. on October 1, 2013 (ii) MPG Office Trust as a result of its acquisition by Brookfield Office Properties, Inc. on October 15, 2013 (iii) Health Management Associates as a result of its pending acquisition by Community Health Systems, Inc. (iv) Washington Real Estate Investment Trust as a result of being no longer comparable due to selling of its medical office portfolio in 2013 (v) Parkway Properties, Inc. due to its acquisition of Thomas Properties Group, Inc. on December 19, 2013 and (vi) Digital Realty Trust, Inc., HealthCare REIT, Inc., National HealthCare Corporation and Ventas, Inc. due to no longer being comparable in terms of company size and operations.

In 2013, MPT’s peer group was subsequently expanded to include Healthcare Trust of America, which represents a recent healthcare REIT IPO, and triple-net lease REITs who enter into long-term leases with operators and are comparable in terms of company size and executive team members, including Chambers Street Properties, Hudson Pacific Properties, Inc. and National Retail Properties, Inc. The following serves as MPT’s 2013 peer group:

—    Alexandria Real Estate Equities, Inc.

—    BioMed Realty Trust

—    Chambers Street Properties

—    DuPont Fabros Technology, Inc.

—    Healthcare Realty Trust, Inc.

—    Healthcare Trust of America, Inc.

—    HealthSouth Corp.

— Hudson Pacific Properties, Inc. — Lifepoint Hospitals Inc. — LTC Properties, Inc. — National Retail Properties, Inc. — Omega Healthcare Investors, Inc. — Sabra Health Care REIT, Inc.

To assess the competitiveness of our executive compensation program, FTI analyzes peer group proxy compensation data levels, as well as the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use. The Compensation Committee takes into account various factors such as our performance within the peer group, scope of responsibilities for each individual executive, internal equity considerations, and any succession and retention considerations.

Components of Executive Compensation

Our executive compensation program rewards the achievement of both annual and long-term goals of both the Company and the individual executive. Our Compensation Committee evaluates performance on an absolute basis against financial and other operating measures, as well as on a relative basis by comparing the Company’s performance against other REITs that compete for similar executive talent.

The following is a summary of the elements and amounts of our compensation program for our NEOs in 2013. As noted above, a majority of our NEOs’ total compensation is based on pre-established measures, the achievement of which we believe is correlated with long term creation and maintenance of stockholder value. Another significant portion of the value our NEOs are eligible to earn as compensation is represented by shares of restricted common stock that vest over multiple periods and materially impact the long-term net worth of our NEOs. We believe these two key elements of our compensation strategy create appropriate incentives for our NEOs.

Base Salaries

The Compensation Committee has determined that base salaries should comprise a relatively minor portion of the total compensation that an executive is eligible to earn and has established base salary levels relative to the peer group. In 2013, each of our NEOs base salary remained unchanged from 2012 levels and there are also no current changes to base salaries for 2014. The following were the base salaries for 2013:

Name	2013 Base Salary
Edward K. Aldag, Jr.	$600,000
Emmett E. McLean	395,000
R. Steven Hamner	400,000

Annual Cash Bonus (Non-Equity Incentive Plan Compensation)

Our NEOs have opportunities to earn annual cash compensation of up to specified multiples of their base salaries if certain specified corporate goals are reached at the “Threshold,” “Target,” “Superior” and “Outperformance” levels as described below. The following table specifies the potential multiples for each NEO.

Name	Threshold	Target	Superior	Outperformance
Edward K. Aldag, Jr.	100%	175%	250%	350%
R. Steven Hamner	75%	125%	175%	250%
Emmett E. McLean	75%	125%	175%	250%

The majority (65%) of the potential annual bonus for each NEO is based on quantifiable measures of performance that are established and discussed with each executive early in the fiscal year. In early 2013, the following goals, measurements and potential base salary multiples were established for calendar year 2013:

Corporate Goal	Weight	Threshold	Target	Superior	Outperformance
Exposure by Tenant	15.0%	28% max	25% max	23% max	19% max
FFO Growth	20.0%	10%	12.5%	15%	18%
Additional Acquisitions	20.0%	$300 million	$400 million	$500 million	$600 million
AFFO Payout	20.0%	90.0%	80.0%	78.0%	75.0%
Monroe	5.0%	N/A	N/A	N/A	Yes
Operating Investment Income (RIDEA)	20.0%	$15 million	$17 million	$18 million	$20 million

TOTAL	100.0%

The following table shows the level of achievement for each of the 2013 goals:

Corporate Goal	2013 Achievement	Actual Results
Exposure by Tenant	Superior	22%
FFO Growth	Outperformance	23%
Additional Acquisitions	Outperformance	More than $700 million
AFFO Payout	Superior	77%
Monroe	—	—
Operating Investment Income (RIDEA)	Superior	More than $19 million

The remaining 35% of the annual bonus potential is based on the respective performance of each NEO based on the Compensation Committee’s consideration of various quantitative and qualitative factors. For 2013, the factors listed in the “Executive Summary” on page 14 were considered.

The following is a comparison of 2012 and 2013 bonus amounts:

Name	2012 Bonus ($)	2013 Bonus ($)	% Increase/ (Decrease) (%)
Edward K. Aldag, Jr.	$1,885,500	$1,817,250	(3.6%)
Emmett E. McLean	884,800	849,497	(4.0%)
R. Steven Hamner	896,000	860,250	(4.0%)

Annual Long-Term Incentive Awards

The Compensation Committee may grant long-term, equity-based incentive awards to our executive officers under the Company’s 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”). These awards may take the form of incentive stock options, nonqualified stock options, restricted common stock, restricted stock units, deferred stock units, stock appreciation rights, and performance share units. Based on an assessment of competitive factors and performance, the Compensation Committee determines an award that is sufficient to both properly reward, and provide future incentive for, each executive officer. The Compensation Committee generally considers the amount paid under the other components of the executives’ compensation along with the market information related to compensation of peer group company executives in determining the value and character of long-term incentive awards. Further, the Compensation Committee intends to continue to closely align the interests of the executive officers with those of the stockholders generally by making such incentive awards in the form of restricted stock (both time-based and performance-based). Shares of restricted stock granted under the 2013 Equity Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of our common stock. In past years, to encourage retention, restricted stock awards have generally vested over periods of three to five years, and have sometimes required achievement of certain performance measures in order to vest.

To help determine the amount of long-term equity incentives to award our NEOs during 2013, the Compensation Committee considered the Company’s overall performance along with the total compensation levels of the Company’s NEOs and the peer group. Based on our 2012 performance, the Compensation Committee granted time-based and performance-based restricted shares to each of the NEOs. One-half of these restricted shares vest over a three-year period in equal quarterly amounts. The remaining one-half vest only if during the three year period, our TRS is equal to or exceeds 8.5% per year (with carry back and carry forward provisions through December 31, 2017). Moreover, dividends that accrue on the performance based restricted stock are not paid until and unless the requisite TRS performance requirements are achieved. Performance-based restricted shares that are eventually earned are also subject to a two-year holding period post vesting to further the retention value of such shares.

Based on these considerations, long-term incentive shares of restricted common stock (the “2013 Long-Term Incentive Awards”) were awarded by the Compensation Committee to our NEOs as follows: Messrs. Aldag, McLean and Hamner: 229,788, 72,340, and 106,382, respectively. The amounts in the table below are based upon the grant date value of the 2013 Long-Term Incentive Awards.

Name	2013 Time-Based Awards	2013 Performance-Based Awards	Total 2013 Awards
Edward K. Aldag, Jr.	$1,408,600	$972,003	$2,380,603
Emmett E. McLean	443,444	305,998	749,442
R. Steven Hamner	652,122	449,996	1,102,118

The following is a comparison of 2012 and 2013 annual long-term incentive award (inclusive of time- and performance-based awards) amounts:

Name	2012 Long-Term Incentive Awards	2013 Long-Term Incentive Awards	% Increase/ (Decrease)
Edward K. Aldag, Jr.	$2,433,738	$2,380,603	(2.2%)
Emmett E. McLean	778,793	749,442	(3.8%)
R. Steven Hamner	1,119,511	1,102,118	(1.6%)

2013 Long-Term Incentive Performance Plan

The fourth component of our compensation program (in addition to base salaries, annual cash bonuses and restricted equity awards) is our Long-Term Incentive Performance Plans (“LTIP Plans”), which has been in place since 2011 when it replaced the expired 2007 LTIP plan. This component can provide value to our executives based on the amount of stockholder value created by the Company over a multi-year period above specified absolute and relative hurdles as measured by total stockholder return. These plans are directly aligned with long-term stockholder interests as they allow our executives to share in the value that they create above a specific defined return to our stockholders. Historically, we have provided a meaningful percentage of our executives’ total compensation in the form of LTIP Plans because they provide significant stockholder benefits, including (i) requiring the Company to provide stockholders with a predefined minimum return (consisting of share price appreciation and dividends) before executives are entitled to any compensation under the absolute component, meaning that merely achieving the minimum hurdle does not earn our executives anything, (ii) requiring the Company to provide stockholders with a return greater than the MSCI US REIT Index before executives are entitled to any compensation under the relative component and (iii) being payable in long-term vesting equity as the plans measure performance over a 3-year period and contain an additional two years of time-based vesting beyond the performance period. This type of program has been embraced by the broader public real estate industry over the past several years due to these features, and we anticipate continuing to utilize them as a significant component of our compensation program in the future.

Accordingly, in January 2013, the Company implemented the 2013 LTIP Plan under which recipients have the opportunity to earn additional stock awards if our TRS exceeds predetermined hurdles over a three year performance period, with two years of additional time-based vesting after the end of the performance period. The 2013 LTIP Plan utilizes notional LTIP units that may be earned based on the achievement of absolute TRS (50% weighting) and relative TRS (50% weighting).

The absolute and relative hurdles under the 2013 LTIP Plans are as follows:

Absolute TRS Award		Relative TRS Award
TRS Performance	% of Award Earned	MSCI US REIT Index Performance	% of Award Earned
25.5%	0%	=Index	0%
27.5%	25%	Index +3%	50%
29.5%	50%	Index +6% or greater	100%
31.5%	75%
33.5%	100%

For performance between the specified TRS Performance and MSCI US REIT Index Performance hurdles, the amount earned would be interpolated on a linear basis.

The Compensation Committee allocated LTIP awards to our NEOs in 2013 as follows:

Name	Notional LTIP Award (#)	Grant Date Accounting Value
Edward K. Aldag, Jr.	275,000	$1,449,250
Emmett E. McLean	125,000	658,750
R. Steven Hamner	150,000	790,500

Although these amounts are reported in the Summary Compensation Table below, the compensation realized by the NEOs may be meaningfully lower, as the number of actual shares earned will be ultimately dependent on the Company’s long-term TRS performance.

Other Benefits

We maintain a 401(k) Retirement Savings plan and annually match 100% of the first three percent (3%) of pay contributed, plus fifty percent (50%) of the next two percent (2%) of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for all employees. Each of our NEOs has employment agreements with us pursuant to which certain other benefits are provided to them. The financial terms of each such employment agreement are set forth in “Employment Agreements with Named Executive Officers” below.

Practices with regard to dates and pricing of stock and option grants

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. The date of the award is the date of the meeting of the Compensation Committee at which the grant of restricted stock is approved. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers.

Corporate Governance Policies Relating to Compensation

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to key executive officers. While there are no penalties for failure to meet the ownership levels discussed below, we will report ownership status to our Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the directors and the key executive officers of future compensation in the form of equity rather than cash.

With respect to our key executive officers, the guidelines require ownership of shares of our common stock, including vested and unvested common stock, within five years of becoming an executive officer or from promotion to a new executive officer position, with a value equal to the following multiple of his or her base salary:

Title	Multiple of Base Salary
Chairman, Chief Executive Officer and President	6x
Executive Vice Presidents (including CFO and COO)	4x

Our ownership guidelines also require ownership by each non-employee director of shares of our common stock, including vested and unvested common stock, in an amount equal to at least three times the annual fee paid to such director. Non-employee directors must comply with the ownership requirement within a period of three years after he or she initially joins the Board of Directors, and must come back into compliance within three years in the event that he or she should fall short of this ownership requirement at any time. All of our non-employee directors and NEOs met the equity ownership guidelines as of December 31, 2013.

Clawback Policy

In February 2013, the Board of Directors adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

Prohibited Transactions

In 2010, the Board of Directors adopted an internal “Insider Trading Policy” that is applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits directors and executive officers of the Company from engaging in certain forms of hedging or monetization transactions, which allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Further, the policy discourages the holding of Company securities in a margin account or pledging Company securities as collateral for a loan.

Anti-Hedging Policy

In 2010, the Board of Directors adopted an Anti-Hedging Policy that is applicable to our executive officers and directors which prohibits them from engaging in hedging transactions in our securities.

Compensation Risk Assessment

During 2013, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that:

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compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer term result in future losses and other value depreciation; and

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compensation is competitive in the market and adequately rewards our NEOs for their specialized knowledge, expertise and historical achievements so that the Company is not negatively impacted in our ability to retain executives with such knowledge and expertise and thus, adversely affects our growth, profitability and long term value.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation program does not encourage excessive risk taking and believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

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Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking.

—	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

—	A significant portion of each executive’s compensation is tied to the future stock performance of the Company.

—	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation.

—	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

Section 162(m) Policy

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the NEOs of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

L. Glenn Orr, Jr. (Chairman)

Robert E. Holmes, Ph.D.

Sherry A. Kellett

COMPENSATION OF EXECUTIVE OFFICERS

Employment Agreements with Named Executive Officers

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These employment agreements provided the following annual base salaries in 2013: Mr. Aldag, $600,000; Mr. Hamner, $400,000; and Mr. McLean, $395,000. On each January 1, each NEO is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index, or CPI (CPI increase was voluntarily waived for 2013 base salary). These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs is for a three-year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement.

These employment agreements permit us to terminate each executive’s employment with appropriate notice for “cause,” which includes (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the executive on a per se basis due to the Company offices held by the executive, so long as any act or omission of the executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board of Directors), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of his employment agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board of Directors, or to follow the lawful directives of the Board of Directors (provided such directives are consistent with the terms of his employment agreement), which, in any such case, continues for thirty (30) days after written notice from the Board of Directors to the executive, or (iv) gross negligence or willful misconduct in the material performance of the executive’s duties.

Each of the NEOs has the right under his employment agreement to resign for “good reason,” which includes (i) the employment agreement is not automatically renewed by the Company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs, or material fringe benefits; (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the Board of Directors without cause or his failure to be nominated or elected to the Board of Directors; or (ii) any material reduction in duties, responsibilities, or reporting requirements, or the assignment of any duties, responsibilities, or reporting requirements that are inconsistent with his positions with us.

The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and four weeks for Messrs. Hamner and McLean, and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the CPI for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on the receipt of these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

If the NEOs employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If we terminate an NEOs employment without cause, or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag); and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the stock options, if any, and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the stock options in which to exercise all vested stock options.

In the event of death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their stock options and restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under the stock options to exercise such stock options. In addition, their estates would be entitled to their prorated incentive bonuses.

In the event the employment of our NEOs ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested stock options and restricted stock would be forfeited.

Upon a change of control, the NEOs will become fully vested in their stock options and restricted stock and will have whatever period remains under the stock options in which to exercise their stock options. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. The contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us.

The employment agreements provide that the NEOs are eligible to participate in our equity incentive plan. The employment agreements also provide that the NEOs are eligible to receive annual cash bonuses based on the bonus policy adopted by the Compensation Committee.

Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

Name and principal positions	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation(12)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total Compensation
Edward K. Aldag, Jr	2013	$600,000	—	$3,829,854	(10)	—	$1,817,250	—	$91,080	(1)	$6,338,184
Chairman of the Board, Chief	2012	600,000	—	3,733,114	(11)	—	1,885,500	—	80,080	(4)	6,298,694
Executive Officer and President	2011	575,000	—	3,412,196	(11)	—	1,564,000	—	76,488	(7)	5,627,684

Emmett E. McLean	2013	$395,000	—	$1,408,192	(10)	—	$849,497	—	$41,292	(2)	$2,693,981
Executive Vice President, Chief	2012	395,000	—	1,369,418	(11)	—	884,800	—	42,763	(5)	2,691,981
Operating Officer, Treasurer and Secretary	2011	380,000	—	1,235,586	(11)	—	736,963	—	39,815	(8)	2,392,364

R. Steven Hamner	2013	$400,000	—	$1,892,618	(10)	—	$860,250	—	$39,428	(3)	$3,192,296
Director, Executive Vice President	2012	400,000	—	1,828,261	(11)	—	896,000	—	38,537	(6)	3,162,798
and Chief Financial Officer	2011	385,000	—	1,733,217	(11)	—	746,659	—	39,357	(9)	2,904,233

(1)	Represents $10,200 in company 401(k) match, $12,000 automobile allowance, $15,172 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $50,396 for the cost of life insurance. These additional benefits include $27,768 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(2)	Represents $10,200 in company 401(k) match, $9,000 automobile allowance, $7,285 for the cost of tax preparation, $65 for the cost of disability insurance, and $14,742 for the cost of life insurance. These additional benefits include $9,329 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(3)	Represents $10,200 in company 401(k) match, $9,000 automobile allowance, and $20,228 for the cost of life insurance. These additional benefits include $7,555 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(4)	Represents $10,000 in Company 401(k) match, a $12,000 automobile allowance, $7,746 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, $42,411 for the cost of life insurance and $4,611 for an annual physical. These additional benefits include $22,702 to reimburse Mr. Aldag for tax liabilities associated with such payments.

(5)	Represents $10,000 in Company 401(k) match, a $9,000 automobile allowance, $8,779 for the cost of tax preparation, $468 for the cost of disability insurance and $14,516 for the cost of life insurance. These additional benefits include $9,656 to reimburse Mr. McLean for tax liabilities associated with such payments.

(6)	Represents $10,000 in Company 401(k) match, a $9,000 automobile allowance and $19,537 for the cost of life insurance. These additional benefits include $7,121 to reimburse Mr. Hamner for tax liabilities associated with such payments.

(7)	Represents $9,800 in Company 401(k) match, a $12,000 automobile allowance, $5,378 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, $41,347 for the cost of life insurance and $4,651 for an annual physical. These additional benefits include $22,837 to reimburse Mr. Aldag for tax liabilities associated with such payments.

(8)	Represents $9,800 in Company 401(k) match, a $9,000 automobile allowance, $7,643 for the cost of tax preparation, $936 for the cost of disability insurance and $12,436 for the cost of life insurance. These additional benefits include $8,711 to reimburse Mr. McLean for tax liabilities associated with such payments.

(9)	Represents $9,800 in Company 401(k) match, a $9,000 automobile allowance, and $20,557 for the cost of life insurance. These additional benefits include $8,521 to reimburse Mr. Hamner for tax liabilities associated with such payments.

(10)	A portion of these stock awards include performance-based vesting conditions; the value reported with respect to these awards is the grant date fair value based upon the probable outcome of the performance-based vesting conditions. The reported value for these performance-based awards is $2,421,253; $964,748; and $1,240,496 for Messrs. Aldag, McLean, and Hamner, respectively. The value of these performance-based awards at the grant date if the highest level of performance conditions is achieved is $4,780,100; $1,975,944; and $2,491,122 for Messrs. Aldag, McLean, and Hamner, respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K.

(11)	Amounts restated to reflect an immaterial correction to the reported grant date fair value for certain performance awards.

(12)	Reflects the annual cash bonuses earned by our named executive officers for the applicable year, which are earned if specified corporate goals are reached.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2013. For further detail regarding each of these awards, see “Compensation Discussion and Analysis — Components of Executive Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outperformance ($)	Threshold (#)	Target (#)		Maximum (#)
Edward K. Aldag, Jr.	1/2/2013	$600,000	$1,050,000	$1,500,000	$2,100,000	—	—		—	—	—	—	—
	1/2/2013	—	—	—	—	—	114,894	(4)	—	114,894	—	—	—
	1/2/2013	—	—	—	—	—	137,500	(5)	—	—	—	—	—
	1/2/2013	—	—	—	—	—	137,500	(6)	—	—	—	—	$3,829,854

Emmett E. McLean	1/2/2013	$296,250	$493,750	$691,250	$987,500	—	—		—	—	—	—	—
	1/2/2013	—	—	—	—	—	36,170	(4)	—	36,170	—	—	—
	1/2/2013	—	—	—	—	—	62,500	(5)	—	—	—	—	—
	1/2/2013	—	—	—	—	—	62,500	(6)	—	—	—	—	$1,408,192

R. Steven Hamner	1/2/2013	$300,000	$500,000	$700,000	$1,000,000	—	—		—	—	—	—	—
	1/2/2013	—	—	—	—	—	53,191	(4)	—	53,191	—	—	—
	1/2/2013	—	—	—	—	—	75,000	(5)	—	—	—	—	—
	1/2/2013	—	—	—	—	—	75,000	(6)	—	—	—	—	$1,892,618

(1)	Represents cash compensation which may be earned if specified corporate goals are reached.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)	Represents awards of time-based restricted stock which will vest quarterly over a period of three years. The grant date fair value of the time-based restricted stock was calculated using a value of $12.26 per share, which was the average price of our common stock on January 2, 2013, the date on which these grants were made. Dividends are paid on the time-based stock awards starting on the date of grant.

(4)	Represents 2013 Long-Term Incentive Awards which will be earned if the Company achieves a simple 8.5% annual TRS over a three year period, with carry back and carry forward provisions through December 31, 2017. The grant date fair value of the performance-based awards is based upon $8.46 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K.

(5)	Represents 2013 Absolute TRS Awards which will be earned if the Company achieves specific cumulative TRS from January 1, 2013 to December 31, 2015. The grant date fair value of the performance-based awards is based upon $4.50 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K.

(6)	Represents 2013 Relative TRS Awards which will be earned if the Company outperforms the MSCI U.S. REIT Index over the cumulative period from January 1, 2013 to December 31, 2015. The grant date fair value of the performance-based awards is based upon $6.04 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2013

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2013. Market values are based on a price of $12.22 per share, the closing price of our common stock on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward K. Aldag, Jr.	—	—	—	—	—	395,654	(1)	4,834,892	669,910	8,186,300
Emmett E. McLean	—	—	—	—	—	160,525	(2)	1,961,616	287,973	3,519,030
R. Steven Hamner	—	—	—	—	—	202,222	(3)	2,471,153	355,383	4,342,780

(1)	8,771 shares vested on January 1, 2014. 246,569 shares vest annually from January 1, 2014 to January 1, 2016. 54,142 shares vest in quarterly installments from January 1, 2014 through January 1, 2015. 86,172 shares vest in quarterly installments from January 1, 2014 through January 1, 2016.

(2)	2,650 shares vested on January 1, 2014. 113,422 shares vest annually from January 1, 2014 to January 1, 2016. 17,325 shares vest in quarterly installments from January 1, 2014 through January 1, 2015. 27,128 shares vest in quarterly installments from January 1, 2014 through January 1, 2016.

(3)	4,279 shares vested on January 1, 2014. 133,147 shares vest annually from January 1, 2014 to January 1, 2016. 24,904 shares vest in quarterly installments from January 1, 2014 through January 1, 2015. 39,892 shares vest in quarterly installments from January 1, 2014 through January 1, 2016.

(4)	Represents various performance-based awards including the following:

—	2012 Long-Term Incentive Awards — 43,314; 13,860; and 19,923 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2012 Absolute TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2012 Relative TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs Aldag, McLean and Hamner, respectively.

—	2013 Long-Term Incentive Awards — 76,596; 24,113; and 35,460 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2013 Absolute TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2013 Relative TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs Aldag, McLean and Hamner, respectively.

The earn-out and vesting provisions, as applicable, of the 2013 Long-Term Incentive Awards, the 2013 Absolute TRS Awards, and the 2013 Relative TRS Awards are fully described in “Compensation Discussion and Analysis — Components of Executive Compensation.”

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2013. The “Value Realized Upon Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Edward K. Aldag, Jr.	—	—	355,834	$4,617,944
Emmett E. McLean	—	—	126,164	1,632,663
R. Steven Hamner	—	—	169,017	2,193,931

Potential Payments Upon Termination or Change in Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion above under “Compensation of Executive Officers — Employment Agreements with Named Executive Officers” for information about payments upon termination or a change-in-control. All equity interests included in the termination and change-in-control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 31, 2013.

Name	Change in Control(1)	Death	Termination Not for Cause; By Executive for Good Reason; Permanent Disability	Termination for Cause; By Executive without Good Reason
Edward K. Aldag, Jr.	$23,297,115	$13,081,192	$23,297,115	$—
Emmett E. McLean	9,337,707	5,516,646	9,244,906	—
R. Steven Hamner	10,701,933	6,849,934	10,624,842	—

(1)	Amounts exclude any gross up for potential Excise Tax that may be due pursuant to Code Section 280G.

COMPENSATION OF DIRECTORS

The Compensation Committee has engaged FTI each year since 2007 to assist it in conducting a competitive review of our non-employee director compensation program. In late 2011, FTI conducted a survey of director compensation trends within the REIT industry, which survey included 108 publicly-traded REIT filings. More specifically, FTI reviewed how the use of each component of total compensation (e.g., cash retainers and equity awards) compared to market practice, and how the total compensation for Board of Director and committee members compared to market practice. FTI’s report presented data comparing our director compensation to market levels, and the Compensation Committee took into consideration all of FTI’s findings and recommendations in determining the compensation structure for our non-employee directors for 2013.

As compensation for serving on our Board of Directors during 2013, each non-employee director received a cash retainer of $85,000. In addition, the Lead Independent Director received $30,000; the Audit Committee chairman received $25,000; the Compensation Committee chairman received $20,000; and the Nominating/Governance Committee chairman received $20,000. Each non-employee director has annually been awarded restricted stock including 7,828 shares, 8,835 shares, and 7,234 shares in 2011, 2012 and 2013, respectively. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board of Director and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors in its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

The following table summarizes the compensation paid to our non-employee directors for their services during 2013. The grant date fair value of the restricted stock awards is based on $12.26 per share, the average price of our common stock on January 2, 2013, the date on which these grants were made.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
G. Steven Dawson	$110,000	$88,689	—	—	—	—	$198,689
Robert E. Holmes	$135,000	$88,689	—	—	—	—	$223,689
Sherry A. Kellett	$85,000	$88,689	—	—	—	—	$173,689
William G. McKenzie	$85,000	$88,689					$173,689
L. Glenn Orr, Jr.	$105,000	$88,689	—	—	—	—	$193,689

(1)	Represents the grant date fair value of 7,234 shares of restricted stock awarded to each non-employee director based on $12.26 per share, the average price of our common stock on January 2, 2013, the date on which these grants were made.

The following table shows outstanding equity awards for each of our non-employee directors at December 31, 2013.

	Unvested Stock	Stock Options
G. Steven Dawson	9,764	20,000
Robert E. Holmes	9,764	—
Sherry A. Kellett	9,764	—
William G. McKenzie	9,108	—
L. Glenn Orr, Jr.	9,764	—

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of Dr. Holmes, Ms. Kellett and Mr. Orr (chair). No member of the Compensation Committee during 2013, or any prior year, was an officer or employee of our Company, or had any relationships requiring disclosure by us under applicable SEC regulations. In addition, no executive officer served during 2013 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. This policy, which was adopted by resolution of the full Board of Directors as reflected in our corporate records, provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Proxy Statement for 2015 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2015 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 24, 2014. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 24, 2014, nor later than January 23, 2015, unless our 2015 annual meeting of stockholders is scheduled to take place before April 15, 2015 or after July 14, 2015. Our Second Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

Our Second Amended and Restated Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice of such proposed nomination. For our 2015 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 24, 2014, nor later than January 23, 2015, unless our 2015 annual meeting of stockholders is scheduled to take place before April 15, 2015 or after July 14, 2015. As set forth in Section 2.03 of our Second Amended and Restated Bylaws, the notice must set forth the following information:

as to each person whom the stockholder proposes to nominate for election or re-election as a director:

—	the name, age, business address, residence address and the principal occupation or employment of such person;

—

the class or series and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder’s notice and the date such shares were acquired and the investment intent of such acquisition;

—	the consent of each nominee to serve as a director of the Company if so elected;

—	any other information relating to such person that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

as to the stockholder giving notice and certain parties associated with such stockholder:

—	a brief description of the nominations desired to be brought before the meeting and the reasons for making such nominations at the meeting;

—	their names and addresses;

—

a representation that each is a holder of record of shares of the Company entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at such meeting to make such nominations;

—

a description of all arrangements or understandings among the stockholder and/or certain parties associated with the stockholder and each nominee and any other person (naming such person(s)) pursuant to which the nominations are to be made by the stockholder; and

—

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director, and the class or series and number of shares of the Company’s capital stock beneficially owned by such other stockholder(s).

By Order of the Board of Directors,

/s/ Emmett E. McLean
Emmett E. McLean Executive Vice President, Chief Operating Officer, Treasurer and Secretary

Birmingham, Alabama

April 25, 2014

Medical Properties Trust, Inc.                 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242                 205-969-3755

www.medicalpropertiestrust.com

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL PROPERTIES TRUST, INC.

May 15, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and 2013 Form 10-K

are available at www.medicalpropertiestrust.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20730300000000000000 9	051514

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect seven directors.				2. 3.

To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014.

Advisory approval of the Company’s executive compensation.

					FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Edward K. Aldag, Jr. ¡ G. Steven Dawson ¡ R. Steven Hamner ¡ Robert E. Holmes, Ph.D. ¡ Sherry A. Kellett ¡ William G. McKenzie ¡ L. Glenn Orr, Jr.			☐	☐	☐

With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSAL 2 AND 3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

PROXY

MEDICAL PROPERTIES TRUST, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2014 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 15, 2014, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2014 Annual Meeting of Stockholders and Proxy Statement dated April 23, 2014, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting.

The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.

(Continued and to be signed on the reverse side)

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